Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On July 31, 2014, Sinclair Broadcast Group, Inc (the “Company” or “SBG”) completed the previously announced acquisition of Perpetual Corporation and the equity interest of Charleston Television, LLC, (collectively the “Allbritton Companies”). The Allbritton Companies owned certain broadcast assets related to the following nine stations along with the respective network affiliation or program service arrangements: WHTM (ABC) in Harrisburg/Lancaster/York, PA; WJLA (ABC) in Washington, DC; WBMA(ABC), WCFT (ABC), and WJSU(ABC), in Birmingham, AL; KATV (ABC) in Little Rock/Pine Bluff, AR; KTUL (ABC) in Tulsa, OK; WSET (ABC) in Roanoke/Lynchburg, VA; and WCIV (ABC), Charleston, SC markets, and NewsChannel 8, a 24-hour cable/satellite news network covering the Washington, D.C. metropolitan area.

In conjunction with the acquisition, we agreed to dispose of the FCC licenses of WCFT, WJSU, and WCIV, and sold the license and related assets of WHTM to Media General Operating, Inc. effective September 3, 2014.  The ABC and other programming of WCFT, WJSU, and WCIV are now carried on multicast signals on our existing stations in their respective markets.

The Company paid Allbritton $985.0 million, plus a working capital adjustment of $53.4 million.  The Company financed the total purchase price with proceeds from the issuance of 5.625% senior unsecured notes, draw on our amended bank credit agreement, and cash on hand.

The unaudited pro forma condensed combined balance sheet is presented as if acquisition had occurred as of June 30, 2014.  The unaudited pro forma condensed combined statements of operations are presented as if the acquisition had occurred on January 1, 2013.

The unaudited pro forma financial statements were derived from the Company’s and the Allbritton Companies’ historical consolidated financial statements as adjusted for the acquisition and related financing. The Company’s audited historical financial statements are included in its Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2014, and audited historical combined financial statements of the Allbritton Companies as of and for the year ended September 30, 2013 and unaudited combined financial statements of the Allbritton Companies as of and for the nine months ended June 30, 2014, included as Exhibit 99.1 and Exhibit 99.2, respectively, to this Current Report on Form 8-K/A, and these pro forma financial statements should be read in conjunction with those financial statements.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not indicative of either future results of operations or results that might have been achieved if the acquisition was consummated as of January 1, 2013.

The unaudited pro forma condensed combined financial statements do not include the effects of non-recurring income statement impacts from the acquisition or the related financing of the acquisition.  Additionally, the unaudited pro forma condensed combined financial statements do not include any adjustments for expected future incremental operating income as a result of synergies, which the Company expects will be significant.

The unaudited pro forma condensed combined financial statements are based upon currently available information and assumptions and estimates which the Company believes are reasonable.  These assumptions and estimates, however, are subject to change.  The Company’s management believes that all adjustments have been made that are necessary to fairly present the pro forma information.

SINCLAIR BROADCAST GROUP, INC.

PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2014

(Unaudited) (in thousands)

					Total Pro
	SBG Historical	Allbritton Historical	Pro Forma		Forma
	(as reported)	(as reported)	Adjustments		Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$395,546	$4,890	$(25,322	)(A), (C)	$375,114
Account receivable, net of allowance for doubtful accounts	300,272	43,673	(5,594	)(B)	338,351
Prepaid expenses and other current assets	67,187	6,591	17,285	(B), (D)	91,063
Total current assets	763,005	55,154	(13,631)		804,528
PROPERTY AND EQUIPMENT, net	636,112	25,691	20,909	(B), (D)	682,712
RESTRICTED CASH, less current portion	12,430	—	—		12,430
GOODWILL	1,341,998	—	490,547	(B)	1,832,545
INTANGIBLE ASSETS, net	1,202,466	11,590	582,510	(B), (D)	1,796,566
OTHER ASSETS	225,951	21,352	11,627	(A), (B), (D)	258,930
Total assets	$4,181,962	$113,787	$1,091,962		$5,387,711
LIABILITIES AND EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable, Accrued liabilities and other current liabilities	$278,081	$26,527	(18,126	)(B), (D)	$286,482
Notes payable, capital leases and commercial bank financing	58,603	15,000	(15,000	)(A)	58,603
Total current liabilities	336,684	41,527	(33,126)		345,085
LONG-TERM LIABILITIES:
Notes payable, capital leases and commercial bank financing, less current portion	3,056,374	455,000	494,000	(A)	4,005,374
Deferred tax liabilities	321,945	1,352	231,695	(B), (D)	554,992
Other long-term liabilities	96,786	4,408	11,226	(B)	112,420
Total liabilities	3,811,789	502,287	703,795		5,017,871
PARENT COMPANY STOCKHOLDERS’ EQUITY
Class A Common Stock	714	—	—		714
Class B Common Stock	260	—	—		260
Additional paid-in capital	1,021,460	—	—		1,021,460
Accumulated deficit	(657,787)	(388,500)	388,167	(C)	(658,120)
Accumulated other comprehensive loss	(1,869)	—	—		(1,869)
Total parent company stockholders’ equity (deficit)	362,778	(388,500)	388,167		362,445
Noncontrolling interest	7,395	—	—		7,395
Total equity (deficit)	370,173	(388,500)	388,167		369,840
Total liabilities and stockholders’ equity	$4,181,962	$113,787	$1,091,962		$5,387,711

SINCLAIR BROADCAST GROUP, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2013

(Unaudited) (in thousands)

		Allbritton
	SBG Historical	Historical	Pro Forma		Total Pro Forma
	(as reported)	(See Note 1)	Adjustments		Combined
REVENUES:
Station broadcast revenues, net of agency commissions	$1,217,504	$216,045	$(19,522	)(D)	$1,414,027
Revenues realized from station barter arrangements	88,680	5,422	(261	)(D)	93,841
Other operating divisions revenues	56,947	—	—		56,947
Net revenues	1,363,131	221,467	(19,783)		1,564,815

OPERATING EXPENSES:
Station production expenses	385,104	71,249	(7,346	)(D)	449,007
Station selling, general and administrative expenses	249,732	48,985	(4,597	)(D)	294,120
Expenses recognized from station barter arrangements	77,349	5,422	(261	)(D)	82,510
Amortization of program contract costs and net realizable value adjustments	80,925	7,862	(525	)(D)	88,262
Other operating divisions expenses	48,109	—	—		48,109
Depreciation of property and equipment	70,554	7,737	1,039	(E)	79,330
Corporate general and administrative expenses	53,126	8,676	(2,500	)(F)	59,302
Amortization of definite-lived intangible assets	70,820	—	40,460	(E)	111,280
Loss on asset dispositions	3,392	—	—		3,392
Total operating expenses	1,039,111	149,931	26,270		1,215,312
Operating income (loss)	324,020	71,536	(46,053)		349,503

OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(162,937)	(36,901)	(9,986	)(G)	(209,824)
Other income (expense)	(55,575)	(1,385)	—		(56,960)
Total other expense	(218,512)	(38,286)	(9,986)		(266,784)
Income (loss) before (provision) benefit for income taxes	105,508	33,250	(56,039)		82,719
(PROVISION) BENEFIT FOR INCOME TAX	(41,249)	(9,778)	18,317	(H)	(32,710)
Net income (loss) from continuing operations	64,259	23,472	(37,722)		50,009
Net income attributable to the noncontrolling interests	(2,349)	—	—		(2,349)
Net income attributable to Sinclair Broadcast Group	61,910	23,472	(37,722)		47,660
Basic earnings per share from continuing operations	$0.66	$—	$—		$0.51
Diluted earnings per share from continuing operations	$0.66	$—	$—		$0.51
Weighted average common shares outstanding	$93,207	$—	$—		$93,207
Weighted average common and common equivalent shares outstanding	$93,845	$—	$—		$93,845

SINCLAIR BROADCAST GROUP, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2014

(Unaudited) (in thousands)

	SBG				Total Pro
	Historical	Allbritton Historical	Pro Forma		Forma
	(as reported)	(see Note 1)	Adjustments		Combined
REVENUES:
Station broadcast revenues, net of agency commissions	$778,032	$109,728	$(10,776	)(D)	$876,984
Revenues realized from station barter arrangements	57,361	2,537	(165	)(D)	59,733
Other operating divisions revenues	32,391	—	—		32,391
Net revenues	867,784	112,265	(10,941)		969,108

OPERATING EXPENSES:
Station production expenses	261,342	36,233	(3,899	)(D)	293,676
Station selling, general and administrative expenses	164,520	24,804	(2,174	)(D)	187,150
Expenses recognized from station barter arrangements	51,005	2,537	(165	)(D)	53,377
Amortization of program contract costs and net realizable value adjustments	47,515	3,831	(253	)(D)	51,093
Other operating divisions expenses	26,778	—	—		26,778
Depreciation of property and equipment	49,630	3,226	1,625	(E)	54,481
Corporate general and administrative expenses	33,238	5,619	(4,210	)(F)	34,647
Amortization of definite-lived intangible assets	49,717	—	20,230	(E)	69,947
Total operating expenses	683,745	76,250	11,154		771,149
Operating income (loss)	184,039	36,015	(22,095)		197,959
OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(79,659)	(18,547)	(4,871	)(G)	(103,077)
Other income (expense)	2,772	(717)	—		2,055
Total other expense	(76,887)	(19,264)	(4,871)		(101,022)
Income (loss) before (provision) benefit for income taxes	107,152	16,751	(26,966)		96,937
(PROVISION) BENEFIT FOR INCOME TAX	(37,894)	(6,623)	10,455	(H)	(34,062)
Net income (loss) from continuing operations	69,258	10,128	(16,511)		62,875
Net income attributable to the noncontrolling interests	(765)	—	—		(765)
Net income attributable to Sinclair Broadcast Group	68,493	10,128	(16,511)		62,110
Basic earnings per share from continuing operations	$0.70	$—	$—		$0.63
Diluted earnings per share from continuing operations	$0.69	$—	$—		$0.63
Weighted average common shares outstanding	$97,994	$—	$—		$97,994
Weighted average common and common equivalent shares outstanding	$98,678	$—	$—		$98,678

NOTES TO THE PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1)   BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined financial statements and explanatory notes give effect to the combination of the Company and the Allbritton Companies.  The unaudited pro forma condensed combined balance sheet is presented as if acquisition had occurred as of June 30, 2014.  The unaudited pro forma condensed combined statements of operations are presented as if the acquisition had occurred on January 1, 2013.

The acquisition has been accounted for under the acquisition method of accounting which requires the total purchase price to be allocated to the assets acquired and liabilities assumed based on their estimated fair values.  The excess purchase price over the amounts assigned to tangible and intangible assets acquired and liabilities assumed is recognized as goodwill.

The unaudited pro forma condensed combined financial statements are based on the historical financial statements of the Company and Allbritton after giving effect to the acquisition, as well as the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.  The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not indicative of either future results of operations or results that might have been achieved if the acquisition was consummated as of January 1, 2013.  This information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements, the historical consolidated financial statements and accompanying notes of the Company’s annual report filed on Form 10-K for the year ended December 31, 2013 and on Form 10-Q for the quarter ended June 30, 2014, filed on March 3, 2014 and August 8, 2014, respectively, and the combined financial statements as of and for the two years ended September 30, 2013 and 2012 and the unaudited combined financial statement as of and for the nine months ended June 30, 2014 and 2013 of Allbritton included as Exhibit 99.1 and Exhibit 99.2, respectively to this Current Report on Form 8-K/A.

The fiscal year of the Allbritton Companies ended September 30, which differs from SBG’s calendar fiscal year.  The historical results of the Allbritton Companies in the unaudited condensed combined pro forma statements of operations have been presented on a calendar year basis, consistent with SBG’s fiscal year, due to the cyclicality of political advertising revenues.  The Allbritton Companies’ historical audited combined statement of operations, as included in Exhibit 99.1 to this Current Report on Form 8-K/A, for the year ended September 30, 2013, included results for the three-months ended December 31, 2012, which included higher political advertising revenues, compared to the three-months ended December 31, 2013, due to the presidential election in November 2012.  As a result, the historical combined revenues of the Allbritton Companies for the twelve-months ended December 31, 2013 were $13.9 million lower than the revenues for the fiscal year-ended September 30, 2013.  Operating income, income before provision for income taxes and net income of the Allbritton Companies for the twelve-months ended December 31, 2013, compared to the fiscal year ended September 30, 2013, were lower by $16.0 million, $20.0 million, and $16.2 million, respectively, due primarily to the lower revenues.  The unaudited condensed combined pro forma statement of operations for the six months ended June 30, 2014, only includes the historical results of the Allbritton Companies for this same comparable period.  The difference between these historical results and the unaudited combined statement of operations for the nine-months ended June 30, 2014,  included in Exhibit 99.2 to this Current Report on Form 8-K/A, is due to the exclusion of the results for the three-months ended December 31, 2013.

Certain reclassifications have been made to the historical presentation of the Allbritton financial statements to conform to the presentation used in the Company’s condensed consolidated financial statements and the unaudited pro forma financial information.

(2) PRELIMINARY PURCHASE PRICE ALLOCATION

The following table summarizes the preliminary purchase price for the Allbritton acquisition (in thousands):

Aggregate cash purchase price for the acquisition	$985,000
Estimated net working capital adjustment	53,354
Total estimated purchase price	$1,038,354

The purchase price is preliminary and is subject to adjustment based upon the difference between the estimated net working capital to be transferred and the actual amount of net working capital transferred on the date of closing.  The initial purchase price has been allocated to the acquired assets and assumed liabilities based on estimated fair values.  The purchase price allocation is preliminary pending a final determination of the fair values of the assets and liabilities.  The initial allocated fair value of acquired assets and assumed liabilities is summarized as follows (in thousands):

Accounts receivable	$38,079
Prepaid expenses and other current assets	23,876
Property and equipment	46,600
Intangible assets, net	594,100
Assets Held for Sale	83,200
Other assets	19,034
Accounts payable, accrued liabilities and other current liabilities	(8,401)
Deferred Tax Liabilities	(233,047)
Other Long-Term Liabilities	(15,634)
Fair value of identifiable net assets acquired	547,807
Goodwill	490,547
Total	$1,038,354

The preliminary allocation presented above is based upon management’s estimate of the fair values using valuation techniques including income, cost and market approaches.  In estimating the fair value of the acquired assets and assumed liabilities, the fair value estimates are based on, but not limited to, expected future revenue and cash flows, expected future growth rates, and estimated discount rates.  The amount allocated to definite-lived intangible assets represents the estimated fair values of network affiliations of $391.1 million, the decaying advertiser base of $35.6 million, and other intangible assets of $162.4 million.  These intangible assets will be amortized over the estimated remaining useful lives of 15 years for network affiliations, 10 years for the decaying advertiser base and a weighted average life of 15 years for the other intangible assets.  Acquired property and equipment will be depreciated on a straight-line basis over the respective estimated remaining useful lives.  Goodwill is calculated as the excess of the consideration transferred over the fair value of the identifiable net assets acquired and represents the future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce and noncontractual relationships, as well as expected future synergies.  The Company expects that there will be no goodwill that is deductible for tax purposes.  The initial purchase price allocation is based upon all information available to us at the present time and is subject to change, and such changes could be material.

(3) PRO FORMA ADJUSTMENTS

The unaudited pro forma condensed combined financial statements reflecting the Allbritton acquisition include the adjustments attributed to the acquisition of the Allbritton Stations and additional borrowings used to finance the acquisition which consisted of $550.0 million of new 5.625% Senior Unsecured Notes and $400.0 million of incremental Term Loan B.

The unaudited pro forma condensed combined statement of operations does not include any costs that may result from acquisition and integration activities.   The unaudited pro forma condensed combined financial statements do not include any adjustments for expected future incremental operating income as a result of synergies, which the Company expects will be significant.

ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AND STATEMENTS OF OPERATIONS

The pro forma adjustments in the unaudited pro forma condensed combined balance sheet related to the acquisition of the Allbritton Stations and the related acquisition financing as of June 30, 2014 and in the unaudited pro forma condensed combined statements of operations related to the Allbritton acquisition and the related acquisition financing as of January 1, 2013 are as follows:

(A)             The pro forma adjustments reflect the acquisition financing including the $550.0 issuance of 5.625% Senior Unsecured Notes and $400.0 of incremental term loans.  The net proceeds from the refinancing were approximately $935.1 million after deducting related fees and expenses, including the original issue discount on the incremental Term Loan B of $1.0 million and $13.9 million in financing related costs.  The financing costs are reflected as a pro forma adjustment to deferred financing costs included in other assets, and the original issue discount is reflected net of the debt issuance.  Additionally, the $470.0 million of outstanding debt held by the Allbritton Companies was redeemed by Allbritton Companies upon closing of the acquisition.

(B)             The assets acquired and liabilities assumed of the Allbritton Companies have been adjusted to their estimated fair values as of the acquisition date, as reflected in the purchase price allocation in Note 2.

(C)             The pro forma adjustments reflect the cash that would have been paid had closing occurred on June 30, 2014, the balance sheet date, and totals $1,052.6 million.  The cash paid represents the purchase price of $985.0 million, plus the working capital adjustment of $53.4 million, plus fees paid related to the financing transactions of $13.9 million.  As shown in Note 2, cash and cash equivalents of the Allbritton Companies was not included in working capital acquired.  In connection with the Allbritton acquisition, the Company incurred a total of $0.3 million of costs primarily related to legal and other professional services, which were expensed as incurred subsequent to June 30, 2014 and are included in the pro forma retained earnings amount in the unaudited pro forma condensed combined balance sheet.  The total costs incurred in 2013 and 2014 included in proforma retained earnings in the June 30, 2014 unaudited pro forma condensed combined balance sheet was $2.5 million.

(D)             The Allbritton historical financial statement amounts include balances related to WHTM, a station in Harrisburg, PA that was acquired as part of the transaction, and was subsequently sold to Media General effective September 1, 2014 for $83.2 million.  This is included as a cash inflow within the cash and cash equivalents line item in the condensed combined pro forma balance sheet.  The purchase price allocation, as disclosed under Note 2, reflects the fair values of assets and liabilities of WHTM as assets held for sale.  The historical operating results of WHTM for the twelve-months ended December 31, 2013 and six-months ended June 30, 2014 have been excluded from the respective pro forma statements of operations as pro forma adjustments.

(E)              The pro forma adjustments include the difference in depreciation of property and equipment and amortization of definite-lived intangible assets related to the fair value step-up of these acquired assets.  The total pro forma depreciation of property and equipment and amortization of definite-lived intangible assets for the year ended December 31, 2013 and six-month period ended June 30, 2014 is $49.2 million and $25.1 million, respectively.

(F)               The pro forma adjustments include the reversal of certain acquisition-related costs reflected in the historical financial statements for the six-months ended June 30, 2014 that are directly related to the acquisition and are non-recurring in nature.  The total of these costs related to the Allbritton acquisition that are included within the Sinclair historical financial statements for the year ended December 31, 2013 and six-months ended June 30, 2014 were $0.9 million and $1.7 million, respectively.  The total of these costs related to the Allbritton acquisition that are included within the Allbritton historical financial statements for the year ended December 31, 2013 and six-months ended June 30, 2014 were $1.6 million and $2.5, respectively.

(G)             The pro forma adjustments reflect the additional interest expense, including the amortization of additional deferred financing costs, related to the issuance of the $550.0 million 5.625% Senior Unsecured Notes and $400.0 million draw under the incremental Term Loan B commitment.  The additional interest expense for the variable rate term loans was calculated based on the interest rates in effect during the pro forma period presented.  The weighted average interest rate applied to the incremental term loan B was 3.5% for both the year ended December 31, 2013 and six months ended June 30, 2014. A one-eighth percent increase or decrease in interest rates, related to the incremental variable rate debt, would have increased or decreased cash interest expense by $0.7 million and $0.3 million for the year ended December 31, 2013 and six-months ended June 30, 2014.

(H)            The Company applied the statutory tax rates in effect for the year ended December 31, 2013 and six-month period ended June 30, 2014 of 37.5% for both periods to the pro forma adjustments.  The pro forma provision for income taxes does not necessarily reflect the amounts that would have resulted had the Allbritton Companies and the Company filed consolidated returns for the periods presented.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINCLAIR BROADCAST GROUP, INC.

	By:	/s/ David R. Bochenek
	Name:	David R. Bochenek
	Title:	Senior Vice President/Chief Accounting Officer

Dated: October 16, 2014